Unity Wireless

Technology & Innovation to Power a Wireless World!

Unity Wireless Closes Acquisition of Celletra Ltd.

BURNABY, BC - August 18, 2006 - Unity Wireless Corporation (OTCBB:UTYW), a supplier of wireless systems and coverage-enhancement solutions, closed its acquisition of Celletra Ltd., an Israel-based supplier of coverage enhancement solutions for 2G and 3G wireless networks, effective August 17, 2006.

Ilan Kenig, President and CEO of Unity Wireless, commented, “We are pleased to have closed this transaction as it is an important part of our strategy to more aggressively grow Unity Wireless as was outlined in a release on May 16, 2006.  We believe that this acquisition of Celletra, when combined with the recent acquisitions of Avantry and Celerica, will allow us to be a much stronger company and competitor in our market.”

The acquisition of Celletra has brought to Unity Wireless a broad range of coverage enhancement systems that are used to improve capacity and coverage in CDMA, GSM and WCDMA wireless networks.  With a historical emphasis on indoor and outdoor repeaters in various power configurations, Celletra’s customer base includes major national cellular operators mainly in India, the Asia Pacific region, and South and Central America.

Celletra, from its inception, has had the financial backing of venture capital funds, including such firms as Star Ventures, Gemini, Infinity, Mofet Technology Fund and Clal.  Celletra’s audited revenues for its fiscal year ended December 31, 2005 were US$7.2 million, with positive net assets of US$5.6 million.  Unaudited revenue for the six-month period ended June 30, 2006 was approximately US$4.4 million.

Terms of the acquisition were unchanged from the initial terms announced on July 19, 2006.  As Celletra has meet the required performance milestones, Unity Wireless has issued preferred shares that are convertible into 90 million shares of common stock and warrants to purchase 40 million shares of common stock at prices ranging from US$0.20 to US$0.30.  Excluding shares of common stock underlying warrants, shares issued pursuant to this transaction are subject to resale restrictions for a minimum 12-month period and will be released from restrictions in 12 equal amounts monthly over the following 13 to 24-months.

“With the closing behind us, we continue integration to maximize economies of scale across our combined operations,” said Celletra’s CEO Shaike Schatzberger.  “It has become apparent that we should be able to integrate our operations much quicker than previously anticipated and look forward to making a positive contribution to the success of Unity Wireless in the very near future.”

About Unity Wireless

Unity Wireless is a supplier of wireless systems and coverage-enhancement solutions for wireless communications network infrastructure.  For more information about Unity Wireless, visit www.unitywireless.com

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “project,” “could,” “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties including, without limitation, inability to complete any proposed transactions, inability to raise the funds necessary for the continued operations of the Company and its acquisitions, changes in external market factors, and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

Investor Contact:

James Carbonara, The Investor Relations Group, (212) 825-3210

Mike Mulshine, Osprey Partners, (732) 292-0982, osprey57@optonline.net